Exhibit 99.2
DENBURY RESOURCES INC.
UNAUDITED PRO FORMA FINANCIAL INFORMATION
INTRODUCTION
     Denbury Resources Inc. (“Denbury”) is a growing independent oil and natural gas company. Denbury is the largest oil and natural gas operator in Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies, Permian Basin, Mid-Continent, and Gulf Coast regions. Denbury’s goal is to increase the value of its properties through a combination of exploitation, drilling, and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     The following unaudited pro forma financial information is based on the historical consolidated financial statements of Denbury adjusted to reflect the following:
•	the acquisition of Encore Acquisition Company (“Encore”) effective March 9, 2010;

•	the disposition of 60 percent of Denbury’s Barnett Shale natural gas assets effective June 1, 2009 (the “60% Barnett Assets”);

•	the disposition of 40 percent of Denbury’s Barnett Shale natural gas assets effective December 1, 2009 (the “40% Barnett Assets” and together with the 60% Barnett Assets, the “Barnett Assets”);

•	the disposition of certain oil and natural gas properties acquired in the merger with Encore, primarily located in the Permian Basin in West Texas and southeastern New Mexico; the Mid-continent area, which includes the Anadarko Basin in Oklahoma, Texas, and Kansas; and the East Texas Basin (the “Southern Assets”) for approximately $888.8 million, including closing adjustments, effective May 1, 2010; and

•	related financing transactions and use of proceeds.
     The unaudited pro forma balance sheet as of March 31, 2010 gives effect to the disposition of the Southern Assets and the use of proceeds as if each had occurred on March 31, 2010. The other above noted events were completed prior to March 31, 2010 and accordingly, are reflected in Denbury’s historical balance sheet as of March 31, 2010.
     The unaudited pro forma statement of operations for the three months ended March 31, 2010 gives effect to Denbury’s acquisition of Encore, the disposition of the Southern Assets, and the related financing transactions and use of proceeds as if each had occurred on January 1, 2009. The other above noted events were completed prior to January 1, 2010 and accordingly, are reflected in Denbury’s historical statement of operations for the three months ended March 31, 2010.
     The unaudited pro forma statement of operations for the year ended December 31, 2009 gives effect to the above noted events as if each had occurred on January 1, 2009.
     The unaudited pro forma statements of operations exclude the impact of nonrecurring expenses Denbury and Encore incurred as a result of the acquisition and related financings, primarily non-capitalizable banking, legal, accounting, advisory, due diligence, and integration fees.
     The unaudited pro forma financial information should be read in conjunction with Denbury’s 2009 Form 10-K, Denbury’s Form 10-Q for the quarter ended March 31, 2010, and Denbury’s Current Report on Form 8-K filed with the United States Securities and Exchange Commission on March 4, 2010 containing, among other things, certain sections of Encore’s 2009 Form 10-K.
     The unaudited pro forma financial information is for informational purposes only and is not intended to represent or to be indicative of the results of operations or financial position that Denbury would have reported had the above noted events been completed as of the dates set forth in the unaudited pro forma financial information and should not be taken as indicative of Denbury’s future results of operations or financial position. The actual results may differ significantly from those reflected in the unaudited pro forma financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma financial information and actual results.

DENBURY RESOURCES INC.
UNAUDITED PRO FORMA BALANCE SHEET
AS OF MARCH 31, 2010
(in thousands)

		Southern Assets
		Pro Forma
	Denbury	Adjustments		Denbury
	Historical	(Note 2)		Pro Forma
Current assets:
Cash and cash equivalents	$109,185	$843,779	(a)
		(800,000)	(b)	$152,964
Accrued production receivable	236,125	—		236,125
Trade and other receivables, net	107,832	(305)	(a)	107,527
Derivatives	56,799	—		56,799
Other	65,566	—		65,566

Total current assets	575,507	43,474		618,981

Properties and equipment:
Oil and natural gas properties (using full cost accounting):
Proved	7,097,339	(796,627)	(a)	6,300,712
Unevaluated	1,573,737	—		1,573,737
CO2 properties, equipment, and pipelines	1,607,488	—		1,607,488
Other	96,067	(770)	(a)	95,297
Less accumulated depreciation, depletion, amortization, and impairment	(1,907,070)	—		(1,907,070)

Net property and equipment	8,467,561	(797,397)		7,670,164

Derivatives	43,720	—		43,720
Goodwill	1,227,324	(101,400)	(a)	1,125,924
Other assets	225,891	—		225,891

Total assets	$10,540,003	$(855,323)		$9,684,680

Current liabilities:
Accounts payable and accrued liabilities	$396,770	$(41,289)	(a)	$355,481
Oil and natural gas production payable	157,813	(4,321)	(a)	153,492
Derivatives	125,068	—		125,068
Deferred taxes	7,588	—		7,588
Current maturities of long-term debt	105,931	—		105,931
Other	4,069	—		4,069

Total current liabilities	797,239	(45,610)		751,629

Long-term liabilities:
Long-term debt, net of current portion	3,469,182	(800,000)	(b)	2,669,182
Asset retirement obligations, net of current portion	97,178	(6,996)	(a)	90,182
Deferred taxes	1,431,256	—		1,431,256
Derivatives	38,184	—		38,184
Other	26,453	(2,717)	(a)	23,736

Total long-term liabilities	5,062,253	(809,713)		4,252,540

Equity:
Denbury stockholders’ equity	4,162,016	—		4,162,016
Noncontrolling interest	518,495	—		518,495

Total equity	4,680,511	—		4,680,511

Total liabilities and equity	$10,540,003	$(855,323)		$9,684,680

The accompanying notes are an integral part of these unaudited pro forma financial statements.

DENBURY RESOURCES INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2010
(in thousands, except per share amounts)

		Encore	Southern Assets	Pro Forma
	Denbury	Historical (2)	Historical	Adjustments		Denbury
	Historical (1)	(Note 1)	(Note 1)	(Note 3)		Pro Forma
Revenues and other income:
Oil, natural gas, and related product sales	$330,886	$176,013	$(51,647)	$—		$455,252
CO2 sales and transportation fees	4,497	—	—	—		4,497
Gain on sale of Genesis	101,568	—	—	—		101,568
Interest income and other	1,870	437	—	—		2,307

Total revenues	438,821	176,450	(51,647)	—		563,624

Expenses:
Lease operating	96,220	36,872	(7,790)	—		125,302
Production taxes and marketing	19,317	20,742	(3,812)	—		36,247
CO2 operating	1,368	—	—	—		1,368
General and administrative	32,709	79,603	—	(74,298)	(a)	38,014
Interest, net of amounts capitalized	26,416	14,900	—	3,338	(b)	44,654
Depletion, depreciation, and amortization	81,872	47,104	(97)	(21,760)	(c)	107,119
Exploration	—	2,961	—	(2,961)	(d)	—
Derivatives income	(41,225)	(10,174)	—	—		(51,399)
Transactions costs related to Encore acquisition	44,999	14,851	—	(59,850)	(e)	—

Total expenses	261,676	206,859	(11,699)	(155,531)		301,305

Income (loss) before income taxes	177,145	(30,409)	(39,948)	155,531		262,319
Income tax benefit (provision)	(76,941)	(1,772)	—	(43,691)	(f)
				10,033	(g)	(112,371)

Consolidated net income (loss)	100,204	(32,181)	(39,948)	121,873		149,948
Less: net loss (income) attributable to noncontrolling interest	(3,316)	(7,095)	—	23	(h)	(10,388)

Net income (loss) attributable to Denbury stockholders	$96,888	$(39,276)	$(39,948)	$121,896		$139,560

Net loss per common share:
Basic	$0.33					$0.35
Diluted	$0.32					$0.35

Weighted average common shares outstanding
Basic	294,143			100,627	(i)	394,770
Diluted	299,224			100,803	(i)	400,027

(1)	The results of operations of Denbury shown under “Denbury Historical” include revenues and expenses from March 9, 2010 through March 31, 2010 from the properties acquired as part of the Encore acquisition.

(2)	Represents the results of operations of Encore from January 1, 2010 through March 8, 2010 presented on a basis consistent with Denbury’s classification of revenues and expenses.
The accompanying notes are an integral part of these unaudited pro forma financial statements.

DENBURY RESOURCES INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
(in thousands, except per share amounts)

			Pro Forma		Barnett	Southern
		Encore	Reclassification		Assets	Assets	Pro Forma
	Denbury	Historical	Adjustments		Historical	Historical	Adjustments		Denbury
	Historical	(Note 1)	(Note 4)		(Note 1)	(Note 1)	(Note 4)		Pro Forma
Revenues and other income:
Oil, natural gas, and related product sales	$866,709	$—	$685,416	(a)	$(75,156)	$(122,715)	$—		$1,354,254
CO2 sales and transportation fees	13,422	—	—		—	—	—		13,422
Interest income and other	2,362	2,447	(4,615)	(a)	—	—	—		194
Oil revenue	—	549,391	(549,391)	(a)	—	—	—		—
Natural gas revenue	—	131,185	(131,185)	(a)	—	—	—		—
Marketing revenue	—	4,840	(4,840)	(a)	—	—	—		—

Total revenues	882,493	687,863	(4,615)		(75,156)	(122,715)	—		1,367,870

Expenses:
Lease operating	326,132	165,062	9,811	(a)	(15,726)	(28,072)	—		457,207
Production taxes and marketing	42,484	—	81,986	(a)	(5,952)	(9,490)	—		109,028
CO2 operating	4,649	—	—		—	—	—		4,649
General and administrative	116,095	54,024	8,119	(a)	—	—	(21,796)	(b)	156,442
Interest, net of amounts capitalized	47,430	79,017	—		—	—	52,864	(c)	179,311
Depletion, depreciation, and amortization	238,323	290,776	2,449	(a)	—	(286)	(105,098)	(d)	426,164
Derivatives income	236,226	59,597	—		—	—	—		295,823
Production, ad valorem, and severance taxes	—	69,539	(69,539)	(a)	—	—	—		—
Impairment of long-lived assets	—	9,979	—		—	—	—		9,979
Exploration	—	52,488	—		—	—	(52,488)	(e)	—
Marketing	—	3,994	(3,994)	(a)	—	—	—		—
Other operating	—	33,447	(33,447)	(a)	—	—	—		—

Total expenses	1,011,339	817,923	(4,615)		(21,678)	(37,848)	(126,518)		1,638,603

Equity in net income of Genesis	6,657	—	—		—	—	—		6,657

Income (loss) before income taxes	(122,189)	(130,060)	—		(53,478)	(84,867)	126,518		(264,076)
Income tax benefit	47,033	32,173	—		—	—	4,471	(f)	83,677

Consolidated net income (loss)	(75,156)	(97,887)	—		(53,478)	(84,867)	130,989		(180,399)
Less: net loss (income) attributable to noncontrolling interest	—	16,752	—		—	—	(5,498)	(g)	11,254

Net income (loss) attributable to Denbury stockholders	$(75,156)	$(81,135)	$—		$(53,478)	$(84,867)	$125,491		$(169,145)

Net loss per common share:
Basic	$(0.30)								$(0.44)
Diluted	$(0.30)								$(0.44)

Weighted average common shares outstanding
Basic	246,917						135,171	(h)	382,088
Diluted	246,917						135,171	(h)	382,088
The accompanying notes are an integral part of these unaudited pro forma financial statements.

DENBURY RESOURCES INC.
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
Note 1. Basis of Presentation
Encore Merger
     On March 9, 2010, Denbury acquired Encore pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) entered into with Encore on October 31, 2009. The Merger Agreement provided for a stock and cash transaction valued at approximately $4.5 billion at that time, including the assumption of debt and the value of the noncontrolling interest in Encore Energy Partners LP (“ENP”). Under the Merger Agreement, Encore was merged with and into Denbury (the “Merger”), with Denbury surviving the Merger. The Merger was consummated on March 9, 2010, following approval by the stockholders of both Denbury and Encore, closing of a new revolving credit facility as part of the financing for the Merger, and satisfaction of conditions precedent. The combined company continues to be known as Denbury Resources Inc. and is headquartered in Plano, Texas.
     In the Merger, Denbury issued approximately 135.2 million shares of its common stock and paid approximately $833.9 million in cash to Encore stockholders. The Denbury shares issued to Encore stockholders represented approximately 34 percent of Denbury’s common stock issued and outstanding immediately after the Merger. The total fair value of the Denbury common stock issued to Encore stockholders pursuant to the Merger was approximately $2.1 billion based upon Denbury’s closing price of $15.43 per share on March 9, 2010. Consideration transferred and the fair value of the noncontrolling interest of ENP were allocated to the underlying assets acquired and liabilities assumed of both Encore and ENP based upon their estimated fair values. The preliminary purchase price allocation is reflected in Denbury’s historical balance sheet as of March 31, 2010.
     The unaudited pro forma financial information for the year ended December 31, 2009 and the period of January 1, 2010 through March 9, 2010, includes adjustments to conform Encore’s accounting for oil and natural gas properties to the full cost method. Denbury follows the full cost method of accounting for oil and natural gas properties while Encore followed the successful efforts method of accounting for oil and natural gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of unsuccessful exploration drilling costs, geological and geophysical costs, delay rentals, abandonment costs, and general and administrative expenses directly related to exploration and development activities. Under the successful efforts method of accounting, proved property acquisition costs are amortized on a unit-of-production basis over total proved reserves and costs of wells, including related equipment and facilities, are depreciated over the life of the proved developed reserves that will utilize those capitalized assets on a field-by-field basis. Under the full cost method of accounting, property acquisition costs, costs of wells, including related equipment and facilities, and future development costs are included in a single full cost pool, which is amortized on a unit-of-production basis over total proved reserves.
Issuance of 8.25% Senior Subordinated Notes due 2020
     On February 10, 2010, Denbury issued $1.0 billion of 8.25% Senior Subordinated Notes due 2020 (the “2020 Notes”), for net proceeds after underwriting discounts and commissions of $980 million. The 2020 Notes were sold at par. Upon the closing of the Merger, $400 million of the net proceeds were used to finance a portion of the Merger consideration and as of March 31, 2010, Denbury had redeemed $500.5 million principal amount of Encore’s outstanding senior subordinated notes in a tender offer. Under the indenture governing the 2020 Notes, to the extent that fewer than $600 million principal amount of Encore’s outstanding senior subordinated notes were repurchased in tender offers or change of control repurchases under the Encore indentures, Denbury is required to redeem an equal amount of the 2020 Notes, plus accrued and unpaid interest. Denbury reclassified $99.5 million of the 2020 Notes as a current liability at March 31, 2010, as it had only redeemed $500.5 million principal amount of Encore’s outstanding senior subordinated notes at that date. In April 2010, Denbury repurchased an additional $95.7 million principal amount of Encore’s outstanding senior subordinated notes under change of control provisions of Encore’s senior subordinated notes, and redeemed $3.7 million principal amount of the 2020 Notes under the terms thereof.
     The accompanying Unaudited Pro Forma Statements of Operations reflect the issuance of the 2020 Notes and March 2010 repurchases of Encore’s senior subordinated notes discussed above as if each had occurred January 1, 2009. The issuance of the 2020 Notes and March 2010 repurchases of Encore’s senior subordinated notes were completed prior to March 31, 2010 and accordingly, are reflected in Denbury’s historical balance sheet at March 31, 2010. The April 2010 repurchases of $95.7 million of Encore’s senior subordinated notes and the $3.7 million principal amount redeemed on the 2020 Notes are not reflected in the accompanying pro forma financial information.
New $1.6 Billion Revolving Credit Agreement
     On March 9, 2010, Denbury entered into a new $1.6 billion revolving credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and 23 other lenders as party thereto (the “Credit Agreement”). Borrowings under the Credit Agreement,

DENBURY RESOURCES INC.
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION — Continued
coupled with the funds from Denbury’s issuance of the 2020 Notes, were used to:
•	fund the cash portion of the Merger consideration (inclusive of payments due to Encore stock option holders);

•	repay amounts outstanding under Denbury’s then existing $750 million revolving credit agreement, which had $125 million outstanding as of March 9, 2010;

•	repay amounts outstanding under Encore’s then existing revolving credit agreement, which had $265 million outstanding as of March 9, 2010;

•	pay Encore’s severance costs;

•	pay transaction fees and expenses; and

•	provide additional liquidity.
     Both Denbury’s and Encore’s then existing revolving credit agreements were repaid on March 9, 2010. The accompanying Unaudited Pro Forma Balance Sheet at March 31, 2010 assumes the outstanding borrowings under the Credit Agreement of $800 million at March 31, 2010 were repaid with proceeds from the sale of the Southern Assets.
Sale of the 60% Barnett Assets
In May 2009, Denbury entered into an agreement to sell 60 percent of its Barnett Shale natural gas assets to Talon Oil and Gas LLC (“Talon”), a privately held company, for $270 million (before closing adjustments). Denbury closed on approximately three-quarters of the sale in June 2009 and closed on the remainder of the sale in July 2009. Net proceeds were approximately $259.8 million (after closing adjustments, and net of $8.1 million for natural gas swaps transferred in the sale). The agreement was effective June 1, 2009, and consequently operating net revenues after June 1, net of capital expenditures, along with any other purchase price adjustments, were adjustments to the selling price. Denbury used the net proceeds from the sale to repay bank debt. Denbury did not record a gain or loss on the sale in accordance with the full cost method of accounting. The accompanying Unaudited Pro Forma Statement of Operations for the year ended December 31, 2009 assumes the sale closed on January 1, 2009.
Sale of the 40% Barnett Assets
     In December 2009, Denbury closed the sale of the remaining 40 percent of its Barnett Shale natural gas assets to Talon for $210 million (before closing adjustments). Net proceeds were approximately $209.9 million (after closing adjustments). The effective date under the agreement was December 1, 2009, and consequently operating net revenues after December 1, net of capital expenditures, along with any other purchase price adjustments, were adjustments to the selling price. Denbury used the net proceeds from the sale to repay bank debt. Denbury did not record a gain or loss on the sale in accordance with the full cost method of accounting. The accompanying Unaudited Pro Forma Statement of Operations for the year ended December 31, 2009 assumes the sale closed on January 1, 2009.
Sale of the Southern Assets
     On March 31, 2010, Denbury entered into a purchase and sale agreement to sell the Southern Assets to Quantum Resources Management, LLC, for a sales price of $900 million (before closing adjustments). The effective date under the agreement was May 1, 2010, and consequently operating net revenues after May 1, net of capital expenditures, along with any other purchase price adjustments, were adjustments to the selling price. On May 14, 2010, Denbury completed the sale and received net proceeds of approximately $888.8 million, $830 million of which was used to reduce outstanding borrowings under the Credit Agreement. Denbury did not record a gain or loss on the sale in accordance with the full cost method of accounting.
     The accompanying Unaudited Pro Forma Balance Sheet at March 31, 2010 reflects the elimination of approximately $101.4 million of goodwill attributable to the sale of the Southern Assets based on the relative fair values of the assets sold to the estimated total fair value of Denbury’s net assets retained. The calculation of goodwill attributable to the Southern Assets is preliminary and will be refined as Denbury completes its fair value analysis.
Note 2. Unaudited Pro Forma Balance Sheet as of March 31, 2010
     The accompanying Unaudited Pro Forma Balance Sheet as of March 31, 2010 gives effect to the disposition of the Southern Assets and the use of proceeds as if each had occurred on March 31, 2010. The other events detailed in “Note 1. Basis of Presentation” were completed prior to March 31, 2010 and accordingly, are reflected in Denbury’s historical balance sheet as of March 31, 2010.
(a)	Represents the receipt of net proceeds from the sale of the Southern Assets of approximately $888.8 million, including a $45 million deposit received on March 31, 2010, the elimination of assets and liabilities related to the Southern Assets, and the accrual of approximately $5.0 million of transaction costs associated with the sale of the Southern Assets.

(b)	Represents the use of a portion of the net proceeds from the sale of the Southern Assets to repay in full the outstanding borrowings under the Credit Agreement. As of March 31, 2010, Denbury had outstanding borrowings under the Credit

DENBURY RESOURCES INC.
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION — Continued
Agreement of $800 million. As such, the pro forma adjustment reflects the use of proceeds to repay in full those outstanding borrowings.
Note 3. Unaudited Pro Forma Statement of Operations for the Three Months Ended March 31, 2010
     The accompanying Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2010 gives effect to Denbury’s acquisition of Encore, the disposition of the Southern Assets, and the related financing transactions and use of proceeds as if each had occurred on January 1, 2009. All other events detailed in “Note 1. Basis of Presentation” were completed prior to January 1, 2010 and accordingly, are reflected in Denbury’s historical statement of operations for the three months ended March 31, 2010.
(a)	Represents the decrease to general and administrative expense due to the reduction in ongoing executive salaries and severance payments to former Encore employees. Encore’s executive officers and certain other employees were not retained as employees of Denbury following the effective time of the Merger.

(b)	Represents the decrease in interest expense on debt retired and the increase in interest expense on the Credit Agreement and the 2020 Notes as follows (in thousands):

Decrease in interest due to paydown of:
Denbury’s revolving credit facility	$(752)
Encore’s revolving credit facility	(1,171)
Encore’s 6.0% Senior Subordinated Notes	(3,046)
Encore’s 6.25% Senior Subordinated Notes	(1,278)
Encore’s 7.25% Senior Subordinated Notes	(1,691)

(7,938)

Increase in interest due to:
Denbury’s Credit Agreement	1,468
2020 Notes	9,041

Pro forma increase to cash interest expense	2,571

Change in amortization of discount/premium on Encore’s Senior Subordinated Notes	(838)

Decrease in amortization of deferred financing costs due to:
Encore’s revolving credit facilities	(828)
Encore’s Senior Subordinated Notes	(175)
Increase in amortization of deferred financing costs due to:
Denbury’s Credit Agreement	2,337
Denbury’s Bridge Facility	271

Pro forma increase to noncash interest expense	767

Pro forma increase to interest expense	$3,338

On a pro forma basis, there were no outstanding borrowings under the Credit Agreement as of March 31, 2010, during the three months ended March 31, 2010, or during the year ended December 31, 2009.

(c)	Represents the change in depletion, depreciation, and amortization (“DD&A”) expense primarily resulting from the pro forma calculation of the combined entity’s DD&A expense under the full cost method of accounting for oil and natural gas properties. The pro forma DD&A adjustment utilizes a DD&A rate of $13.90 per BOE.

(d)	Represents the capitalization of unsuccessful exploration costs, geological and geophysical costs, delay rentals, and early rig release attributable to the development of oil and natural gas properties in accordance with the full cost method of accounting for oil and natural gas properties.

(e)	Represents the elimination of transaction costs incurred in conjunction with the Merger. These costs are nonrecurring charges directly attributable to the Merger.

(f)	Represents the income tax effect of the sale of the Southern Assets and pro forma adjustments (a) — (e) at Denbury’s estimated combined statutory tax rate of 37.8 percent.

(g)	Represents the reversal of a discrete re-measurement of deferred tax expense related to years prior to 2010, recorded as a result of the Merger, to give effect to the increase in state tax apportionment factor on deferred tax liabilities.

(h)	Represents the allocable portion of adjustments (a) — (g) to earnings relating to the noncontrolling interest of ENP.

DENBURY RESOURCES INC.
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION — Continued
(i)	Represents additional weighting of shares of Denbury common stock issued to Encore stockholders in conjunction with the Merger for the period from January 1, 2010 through March 8, 2010.
Note 4. Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2009
     The accompanying Unaudited Pro Forma Statement of Operations for the year ended December 31, 2009 gives effect to the events detailed in “Note 1. Basis of Presentation” as if each had occurred on January 1, 2009.
(a)	Represents reclassifications required to conform Encore’s revenue and expense items to Denbury’s presentation, including:
•	the reclassification of Encore’s oil and natural gas product sales to “Oil, natural gas, and related product sales”;

•	the reclassification of Encore’s marketing revenue to “Oil, natural gas, and related product sales”;

•	the reclassification of Encore’s gains on sale of other assets to “Interest income and other”;

•	the reclassification of Encore’s lower of cost or market adjustment related to pipe and other tubular inventory to “Lease operating” expense;

•	the reclassification of Encore’s severance taxes to “Production taxes and marketing” expense;

•	the reclassification of Encore’s ad valorem taxes to “Lease operating” expense;

•	the reclassification of Encore’s transportation costs to “Production taxes and marketing” expense;

•	the reclassification of Encore’s marketing expenses to “Production taxes and marketing” expense;

•	the reclassification of Encore’s franchise taxes and bad debt expense to “General and administrative” expense; and

•	the reclassification of accretion expense on Encore’s asset retirement obligations to “Depletion, depreciation, and amortization” expense.
     Adjustments (b) — (h) to the accompanying Unaudited Pro Forma Statement of Operations for the year ended December 31, 2009 include pro forma adjustments to reflect the events detailed in “Note 1. Basis of Presentation” and the conversion of Encore’s method of accounting for oil and natural gas properties from the successful efforts method of accounting to the full cost method of accounting:
(b)	Represents the decrease to general and administrative expense due to the reduction in ongoing executive salaries and the elimination of transaction costs incurred in conjunction with the Merger. Encore’s executive officers and certain other employees were not retained as employees of Denbury following the effective time of the Merger.

(c)	Represents the decrease in interest expense on debt retired and the increase in interest expense on the Credit Agreement and the 2020 Notes as follows (in thousands):

DENBURY RESOURCES INC.
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION — Continued

Decrease in interest due to paydown of:
Denbury’s revolving credit facility	$(3,808)
Encore’s revolving credit facility	(8,268)
Encore’s 6.0% Senior Subordinated Notes	(16,128)
Encore’s 6.25% Senior Subordinated Notes	(6,764)
Encore’s 7.25% Senior Subordinated Notes	(8,955)

(43,923)

Increase in interest due to:
Denbury’s Credit Agreement	8,000
2020 Notes	82,500

Pro forma increase to cash interest expense	46,577

Change in amortization of discount/premium on Encore’s Senior Subordinated Notes	(3,755)

Decrease in amortization of deferred financing costs due to:
Encore’s revolving credit facilities	(3,657)
Encore’s Senior Subordinated Notes	(831)
Increase in amortization of deferred financing costs due to:
Denbury’s Credit Agreement	12,365
Denbury’s Bridge Facility	2,165

Pro forma increase to noncash interest expense	6,287

Pro forma increase to interest expense	$52,864

On a pro forma basis, there were no outstanding borrowings under the Credit Agreement as of March 31, 2010, during the three months ended March 31, 2010, or during the year ended December 31, 2009.

(d)	Represents the change in DD&A expense primarily resulting from the pro forma calculation of the combined entity’s DD&A expense under the full cost method of accounting for oil and natural gas properties. The pro forma DD&A adjustment utilizes a DD&A rate of $14.35 per BOE.

(e)	Represents the capitalization of unsuccessful exploration costs, geological and geophysical costs, delay rentals, and early rig release attributable to the development of oil and natural gas properties in accordance with the full cost method of accounting for oil and natural gas properties.

(f)	Represents the income tax effect of the sale of the Barnett Assets, the sale of the Southern Assets, and pro forma adjustments (b) — (e) at Denbury’s estimated combined statutory tax rate of 37.8 percent.

(g)	Represents the allocable portion of pro forma adjustments (b) — (f) to earnings relating to the noncontrolling interest of ENP.

(h)	Represents shares of Denbury common stock issued to Encore stockholders in conjunction with the Merger.